Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs cfarage@parker.com	216/896-2750

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer phuggins@parker.com	216/896-2240

Stock Symbol:	PH – NYSE

Parker Reports Record Fiscal 2012 Second Quarter Sales, Net Income and Earnings per Share

•	Sales Increased 8 percent, Reaching a Second Quarter Record of $3.1 billion

•	Earnings Per Diluted Share Increased 12 percent to a Second Quarter Record of $1.56

•	Company Adjusts Outlook for Full Year Earnings; Continues to Anticipate Record Year

CLEVELAND, January 20, 2012 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2012 second quarter ended December 31, 2011. Fiscal 2012 second quarter sales were $3.1 billion, a second quarter record and an increase of 8.4 percent from $2.9 billion in the prior year quarter. Net income was also a second quarter record at $242.3 million, an increase of 4.5 percent compared with $231.8 million in the second quarter of fiscal 2011. Fiscal 2012 second quarter earnings per diluted share were a second quarter record at $1.56, an increase of 12.2 percent compared with $1.39 in the prior year quarter. Cash flow from operations for the first six months of fiscal 2012 was $563.4 million, or 8.9 percent of sales, compared with $408.2 million, or 7.2 percent of sales, for the first six months of fiscal 2011.

“We are pleased to deliver strong organic growth and second quarter record sales, net income and earnings,” said Chairman, CEO and President, Don Washkewicz. “We generated 8 percent sales growth in the quarter, substantially all of which was organic, led by double-digit revenue growth in our Industrial North America business segment. Internationally, we are seeing some softening in business conditions consistent with global macro-economic indicators, which moderated our year over year revenue growth and affected segment operating margin performance. However, strong operating margin performance in the Industrial North America segment contributed to an overall increase in total segment operating margins, which reached 14.2 percent for the quarter and exceeded 15 percent year to date.”

Segment Results

In the Industrial North America segment, second quarter sales increased 13.2 percent to $1.2 billion, and operating income was $195.7 million compared with $159.4 million in the same period a year ago.

In the Industrial International segment, second quarter sales increased 6.2 percent to $1.2 billion, and operating income was $165.9 million compared with $167.8 million in the same period a year ago.

In the Aerospace segment, second quarter sales increased 8.0 percent to $496.5 million, and operating income was $70.3 million compared with $63.6 million in the same period a year ago.

In the Climate and Industrial Controls segment, second quarter sales declined 2.9 percent to $208.2 million, and operating income was $9.8 million compared with $9.5 million in the same period a year ago.

Orders

Parker reported an increase of 3 percent in orders for the quarter ending December 31, 2011, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 8 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 1 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders remained unchanged in the Aerospace segment on a rolling 12-month average basis.

•	Orders declined 5 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2012, the company has adjusted its guidance for earnings from continuing operations to the range of $6.90 to $7.30 per diluted share.

Washkewicz added, “We have made an adjustment in our earnings range to reflect business conditions internationally, while continued strength in North America will allow Parker to deliver an all-time record fiscal year in diluted earnings per share.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2012 second quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $12 billion in fiscal year 2011, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 47 countries around the world. Parker has increased its annual dividends paid to shareholders for 55 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2011

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2011	2010	2011	2010
Net sales	$3,106,832	$2,866,664	$6,340,713	$5,695,937
Cost of sales	2,381,322	2,195,728	4,795,764	4,333,602

Gross profit	725,510	670,936	1,544,949	1,362,335
Selling, general and administrative expenses	368,690	345,679	755,156	679,263
Interest expense	23,769	25,631	46,990	50,264
Other (income), net	(5,896)	(6,624)	(7,729)	(9,806)

Income before income taxes	338,947	306,250	750,532	642,614
Income taxes	96,604	74,432	210,031	161,766

Net income	242,343	231,818	540,501	480,848
Less: Noncontrolling interests	1,577	1,638	2,717	3,497

Net income attributable to common shareholders	$240,766	$230,180	$537,784	$477,351

Earnings per share attributable to common shareholders:

Basic earnings per share	$1.59	$1.42	$3.55	$2.96

Diluted earnings per share	$1.56	$1.39	$3.47	$2.90

Average shares outstanding during period - Basic	150,960,202	161,701,219	151,699,614	161,486,878
Average shares outstanding during period - Diluted	154,717,211	166,101,535	155,024,479	164,790,789

Cash dividends per common share	$.37	$.29	$.74	$.56

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2011	2010	2011	2010
Net sales
Industrial:
North America	$1,183,352	$1,045,469	$2,388,169	$2,110,384
International	1,218,812	1,147,231	2,507,927	2,240,212
Aerospace	496,505	459,630	993,997	896,310
Climate & Industrial Controls	208,163	214,334	450,620	449,031

Total	$3,106,832	$2,866,664	$6,340,713	$5,695,937

Segment operating income
Industrial:
North America	$195,738	$159,429	$418,965	$348,791
International	165,940	167,776	374,159	351,576
Aerospace	70,262	63,644	138,899	107,420
Climate & Industrial Controls	9,823	9,501	29,615	31,053

Total segment operating income	441,763	400,350	961,638	838,840
Corporate general and administrative expenses	46,136	37,593	104,152	70,947

Income before interest and other	395,627	362,757	857,486	767,893
Interest expense	23,769	25,631	46,990	50,264
Other expense	32,911	30,876	59,964	75,015

Income before income taxes	$338,947	$306,250	$750,532	$642,614

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2011

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)	December 31, 2011	June, 30 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$487,984	$657,466	$808,736
Accounts receivable, net	1,828,117	1,977,856	1,636,905
Inventories	1,452,664	1,412,153	1,361,457
Prepaid expenses	129,439	111,934	106,416
Deferred income taxes	144,819	145,847	130,426

Total current assets	4,043,023	4,305,256	4,043,940
Plant and equipment, net	1,691,162	1,797,179	1,764,558
Goodwill	2,879,169	3,009,116	2,910,729
Intangible assets, net	1,101,020	1,177,722	1,178,912
Other assets	613,210	597,532	720,705

Total assets	$10,327,584	$10,886,805	$10,618,844

Liabilities and equity
Current liabilities:
Notes payable	$78,375	$75,271	$101,293
Accounts payable	1,069,503	1,173,851	960,567
Accrued liabilities	821,335	909,147	730,011
Accrued domestic and foreign taxes	150,896	232,774	148,997

Total current liabilities	2,120,109	2,391,043	1,940,868
Long-term debt	1,659,434	1,691,086	1,742,464
Pensions and other postretirement benefits	838,644	862,938	1,328,893
Deferred income taxes	147,123	160,035	150,069
Other liabilities	306,371	293,367	241,957
Shareholders’ equity	5,158,126	5,383,854	5,113,261
Noncontrolling interests	97,777	104,482	101,332

Total liabilities and equity	$10,327,584	$10,886,805	$10,618,844

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended December 31,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net income	$540,501	$480,848
Depreciation and amortization	164,131	170,293
Stock incentive plan compensation	44,462	41,331
Net change in receivables, inventories, and trade payables	(94,532)	(62,540)
Net change in other assets and liabilities	(75,129)	(257,071)
Other, net	(16,017)	35,296

Net cash provided by operating activities	563,416	408,157

Cash flows from investing activities:
Acquisitions (net of cash of $6,802 in 2011 and $1 in 2010)	(90,545)	(43,359)
Capital expenditures	(96,897)	(109,795)
Proceeds from sale of plant and equipment	11,179	17,243
Other, net	(14,498)	(9,369)

Net cash (used in) investing activities	(190,761)	(145,280)

Cash flows from financing activities:
Net (payments for) proceeds from common stock activity	(308,747)	4,863
Net (payments for) proceeds from debt	(1,089)	19,673
Dividends	(119,031)	(90,907)

Net cash (used in) financing activities	(428,867)	(66,371)

Effect of exchange rate changes on cash	(113,270)	36,704

Net (decrease) increase in cash and cash equivalents	(169,482)	233,210
Cash and cash equivalents at beginning of period	657,466	575,526

Cash and cash equivalents at end of period	$487,984	$808,736